UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of
1934

June 5, 2000
(Date of Report)

Commission file number  1-8957

ALASKA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

           Delaware	91-1292054
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 431-7040
(Registrant's telephone number)


ITEM 5.  Other Information

FAA Audit
On June 2, 2000, the Federal Aviation Administration (FAA) submitted to Alaska Airlines a letter detailing some of its findings from the review of Alaska's maintenance program that the FAA conducted following Alaska's January 31, 2000 aircraft accident. The FAA indicated in this letter that it observed certain maintenance practices and procedures of Alaska that were not contained in Alaska's General Maintenance Manual. In addition, the FAA stated that it requires a continuing analysis and surveillance system capable of detecting and correcting the kind of deficiencies found in Alaska's heavy maintenance program.

Alaska has been working on a number of issues raised by the FAA in the course of its audit, which ended on April 19, 2000. The FAA acknowledged Alaska's satisfactory response to these issues to date, but indicated also that it was concerned about Alaska's ability to continue to meet its responsibilities and identify and correct deficiencies in the program. In order to validate the integrity of the changes Alaska has made and continues to develop, the FAA is implementing a special emphasis surveillance plan. This program will include close monitoring of Alaska's maintenance activities and review of the records pertaining to any Alaska aircraft being released from heavy maintenance.

To ensure that Alaska properly implements these measures, the FAA has proposed to amend Alaska's operations specifications to withdraw its authority to perform "C" and "D" checks on B-737-200 aircraft, "C" checks and structural inspections on B-737-400 and 700 aircraft, and "C", 15K and 30K checks on MD-80 aircraft.
This proposed restriction would remain in place until the FAA has fully validated the measures Alaska has implemented.

Alaska has until June 9, 2000 to submit a response to the FAA's proposal. If the FAA proceeds to implement the amendment despite Alaska's response, it will so notify Alaska, and the action would be effective 30 days from the date of notice. Alaska could further postpone the effectiveness of the amendment by petitioning the FAA for reconsideration. The FAA also indicated that the proposed amendment may be unnecessary if FAA is assured that Alaska's revised procedures are functioning properly.

The FAA in its letter also stated that it will monitor Alaska's plan for fleet growth to ensure that any expansion will be consistent with the improvements Alaska is making to its maintenance procedures.

Alaska has endeavored to work openly and constructively with the FAA throughout this process. As indicated in the FAA's letter, Alaska has already responded to the FAA's satisfaction on numerous issues. Some of the actions Alaska has taken include:

* Electing a new Vice President of Safety and an Interim
Director of Safety
*	Electing a new Vice President of Flight Operations
* Appointing a new Staff Vice President of Maintenance
*	Establishing a direct employee Safety Hotline to the Chairman and CEO
*	Appointing a new Manager, Base Maintenance, Seattle
*	Hiring 70 Maintenance and Engineering employees, more than
half of whom are mechanics
*	Changing the General Maintenance Manual to assure clarity and consistency of procedures and policies
*	Implementing a schedule recovery plan to ensure that all
equipment unrelated to safety of flight is in optimum condition for the busy summer schedule
*	Completing a review of every "C" check aircraft in the fleet to ensure that all paperwork was properly accounted for and that all work was properly done.  Results of that review - overseen by the FAA - demonstrated that 99.94 percent of the 257,000
documents reviewed were in conformity.
*	Instituting a policy to require the approval of the Vice
President/Maintenance and Engineering or the Director of Quality Control and Training before the release of any aircraft from heavy check
*	Establishing weekly meetings attended by FAA officials and
senior Alaska maintenance and engineering personnel to review progress on all programs in progress and to ensure that all activities remain on schedule

Alaska has devoted substantial resources to this effort, is committed to the goal of making unnecessary any restriction on its ability to do heavy maintenance, and is confident that it will achieve this goal.

FORWARD-LOOKING INFORMATION
This report may contain forward-looking statements that are based on the best in formation currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as "will", "should", "the Company believes", "we expect" or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of some of these factors, please see Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

Signature
Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

         ALASKA AIR GROUP, INC.
Registrant

Date:  June 5, 2000


/s/ Bradley D. Tilden
Bradley D. Tilden
Vice President/Finance and Chief Financial Officer

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